Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February 9, 2010 (this “Agreement”), by and among Avenue International Master, L.P. (“Avenue Int’l”), Avenue Investments, L.P. (“Avenue Investments”), Avenue Special Situations Fund IV, L.P. (“Avenue IV”), Avenue Special Situations Fund V, L.P. (“Avenue V”) and Avenue-CDP Global Opportunities Fund, L.P. (“Avenue-CDP” and, together with Avenue Int’l, Avenue Investments, Avenue IV, Avenue V, the “Avenue Parties”), and Spectrum Brands, Inc., a Delaware corporation (“Battery” and together with the Avenue Parties (as defined herein), the “Parties” and each, a “Party”).

WHEREAS, as of the date hereof, each Avenue Party is the Beneficial Owner (as defined herein) of the number of issued and outstanding shares of common stock, par value $0.01 per share, of Battery (the “Battery Shares”) set forth opposite such Avenue Party’s name on Schedule I; and

WHEREAS, each Avenue Party is also the Beneficial Owner of PIK Notes (as defined herein) in the outstanding principal amount set forth opposite such Avenue Party’s name on Schedule I; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Battery, RH (as defined herein), Battery Merger Sub (as defined herein), RH Merger Sub (as defined herein), and Parent (as defined herein) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, Battery and RH would become wholly owned Subsidiaries of Parent through the (i) merger of Battery Merger Sub with and into Battery (the “Battery Merger”), and (ii) merger of RH Merger Sub with and into RH (the “RH Merger” and, together with the Battery Merger, the “Mergers”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Merger Agreement. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Alternative Proposal” has the meaning set forth in the Merger Agreement.

“Battery Alternative Proposal” means an Alternative Proposal with respect to Battery.

“Battery Merger Sub” means Battery Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent.

“Beneficial Ownership” has the meaning specified in Rule 13d-3 promulgated under the Exchange Act and “Beneficially Owned” and “Beneficially Owns” have a correlative meaning.

“Covered Battery Shares” means, with respect to any Avenue Party, all of the Battery Shares that are Beneficially Owned by such Avenue Party as of the date hereof, together with any Battery Shares that such Avenue Party acquires Beneficial Ownership of after the date hereof, including pursuant to any exercise, conversion or exchange of other securities, or pursuant to a stock dividend, distribution, split-up, recapitalization, combination or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934.

“Governmental Authority” means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Indenture” means the Indenture dated as of August 28, 2009, among Battery, the Guarantors listed on Schedule I thereto and U.S. Bank National Association, as trustee, as amended, supplemented or restated from time to time.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order of any applicable Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Parent” means SB/RH Holdings, Inc., a Delaware corporation.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“PIK Notes” means the 12% Senior Subordinated Toggle Notes due 2019, issued under the Indenture, together with all notes and other securities issued in exchange for such Notes.

“RH” means RH, Inc., a Delaware corporation.

“RH Merger Sub” means Grill Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent.

“Subsidiary” means, with respect to any specified Person, (a) a corporation of which more than 50% of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

Section 1.2 Defined Terms

Term	Section

Agreement	Preamble

Avenue Parties	Preamble

Avenue Representatives	2.4

Battery Merger	Recitals

Contract	3.1(c)

Encumbrances	3.1(a)

Merger Agreement	Recitals

Merger	Recitals

Offer	2.1(b)(i)

Parties	Preamble

Party	Preamble

RH	Recitals

RH Merger	Recitals

Transfer	Article IV

ARTICLE II

AVENUE AGREEMENTS TO VOTE; NO CASH ELECTION; NO SOLICITATION

Section 2.1 Battery Voting Event. (a) Each Avenue Party agrees that, during the term of this Agreement, at any duly called meeting of the stockholders of Battery (or any adjournment or postponement thereof) or any request for the execution of written consents in lieu of a meeting of the stockholders of Battery (each, a “Battery Voting Event”), such Avenue Party shall, or shall cause the applicable holder of record of its Covered Battery Shares to, appear at the meeting, in person or by proxy, or otherwise cause its Covered Battery Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy (or deliver, or cause to be delivered, a written consent covering), all of its Covered Battery Shares, in each case to the fullest extent that such matters are submitted for the vote or written consent of the holder of such Covered Battery Shares and that the Covered Battery Shares are entitled to vote thereon or consent thereto: (i) in favor of the adoption of the Merger Agreement, the Battery Merger and the other transactions contemplated by the Merger Agreement (and any related proposal offered in furtherance thereof, as reasonably requested by Battery); (ii) against any action or proposal that would reasonably be expected to result in a material breach of any covenant, representation or warranty, or other obligation or agreement of Battery contained in the Merger Agreement; and (iii) except with the written consent of Battery, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Battery Alternative Proposal or (B) any other action or proposal, involving Battery or any Subsidiary of Battery, that would reasonably be expected to prevent or materially impede, interfere with or delay the Battery Merger or any other transaction contemplated by the Merger Agreement.

(b) To the fullest extent permitted by applicable Law, each Avenue Party hereby waives any rights of appraisal or rights to dissent from the Battery Merger that it may have under applicable Law.

(c) Except as set forth in this Section 2.1, the Avenue Parties shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of Battery at any Battery Voting Event.

Section 2.2 PIK Notes. Each Avenue Party agrees that, during the term of this Agreement:

(a) Change of Control Offer. In the event that it shall receive a Change of Control Offer (as defined in the Indenture) as a result of the Merger, it shall not require Battery to repurchase any PIK Notes that such Party Beneficially Owns.

(b) Consent Solicitation. To the extent that the PIK Notes held by such Avenue Party are treated as outstanding and it is eligible to participate in the Consent Solicitation, it shall consent to the amendments to the Indenture proposed therein by Battery in accordance with Section 6.22 of the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Avenue Parties. Each Avenue Party, severally and not jointly, represents and warrants to Battery as follows:

(a) Ownership of Instruments. As of the date of this Agreement, such Avenue Party is the Beneficial Owner of the Battery Shares and PIK Notes set forth on Schedule I opposite such Avenue Party’s name. Except for Liens created under this Agreement or Liens that shall not affect such Avenue Party’s ability to comply with its obligations under this Agreement, such Avenue Party has, as of the date hereof, good and valid title to its Battery Shares and PIK Notes, free and clear of Liens, proxies, powers of attorney, voting trusts or agreements (collectively, the “Encumbrances”) other than any restrictions under securities laws and shall have, subject to Article IV, good and valid title to such Battery Shares as of the time of any Battery Voting Event, free and clear of Encumbrances. Such Avenue Party further represents that, as of the date hereof and as of the time of any Battery Voting Event, any proxies given in respect of its Battery Shares, as applicable, have been revoked. Neither such Avenue Party nor any of its Affiliates is a party to, or bound by, any agreement (other than this Agreement) relating to the Battery Merger, any Alternative Proposal, the voting of any of its Battery Covered Shares or PIK Notes, or the sale, transfer or other disposition of its Battery Covered Shares or PIK Notes, or has any other arrangement or understanding with any other holder of Battery Shares or PIK Notes relating to any of the foregoing.

(b) Organization and Authority. Such Avenue Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite or power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership, limited liability company or other action of such Avenue Party. This Agreement has been duly and validly executed and delivered by such Avenue Party, and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Avenue Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Consents; No Conflicts. The execution and delivery of this Agreement by such Avenue Party, and the performance by such Avenue Party of its obligations hereunder, shall not (i) conflict with any provision of the certificate of incorporation or bylaws or other similar organizational documents of such Avenue Party, (ii) result in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any agreement or other instrument to which such Avenue Party is a party, (iii) violate any Law applicable to such Avenue Party, (iv) conflict with any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind (a “Contract”) to which such Avenue Party is a party or by which such Avenue Party’s Covered Battery Shares are bound, except with respect to any such violations, breaches, defaults or conflicts as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Avenue Party to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or (v) require any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority.

(d) Affiliate Transactions. Except as disclosed on Schedule 3.1(d), and except for customary director and officer indemnification or exculpation rights and the matters referred to in Section 6.1, as of the date hereof neither such Avenue Party nor any of its officers or directors is a party to or the beneficiary of any Contract with Battery or any of its Subsidiaries or has any interest in any property used by Battery or any of its Subsidiaries.

Section 3.2 Representations and Warranties of Battery. Battery hereby represents and warrants to each of the other Parties as follows:

(a) Organization and Authority. Battery is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Battery. This Agreement has been duly and validly executed and delivered by Battery, and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Battery, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Consents; No Conflicts. The execution and delivery of this Agreement by Battery, and the performance by Battery of its obligations hereunder, shall not (i) conflict with any provision of the certificate of incorporation or bylaws of Battery, (ii) result in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any agreement or other instrument to which Battery is a party, (iii) violate any Law applicable to Battery, (iv) conflict with any provision of any Contract to which Battery is a party, except with respect to any such violations, breaches, defaults or conflicts as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Battery to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis, or (v) require any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority.

ARTICLE IV

TRANSFERS BY AVENUE PARTIES

Except as otherwise provided herein, during the term of this Agreement, each Avenue Party agrees, severally and not jointly, that it shall not: (a) sell, transfer, pledge, encumber, tender, gift, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition (each, a “Transfer”) of, its Covered Battery Shares (or any interest therein) or its PIK Notes (or any interest therein); (b) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to its Covered Battery Shares or PIK Notes, other than this Agreement; (c) enter into, or deposit its Covered Battery Shares its PIK Notes into a voting trust or take any other action which would reasonably be expected to result in a diminution of the voting power represented by its Covered Battery Shares or PIK Notes; or (d) commit or agree to take any of the foregoing actions; provided, that a Avenue Party may Transfer its Covered Battery Shares or PIK Notes to a third party only if the transferee with respect to such Avenue Party’s Covered Battery Shares or PIK Notes agrees in writing in a form reasonably satisfactory to Battery to be bound by the terms of this Agreement with respect to the securities subject to such Transfer, to the same extent as such Avenue Party is bound hereunder and to make each of the representations and warranties hereunder, including in respect of the securities transferred, as such Avenue Party shall have made hereunder.

ARTICLE V

FIDUCIARY DUTIES

Section 5.1 Avenue Parties. Notwithstanding anything in this Agreement to the contrary, (a) no Avenue Party makes any agreement or understanding herein in any capacity other than in its capacity as a Beneficial Owner of Battery Shares, and (b) nothing herein shall be construed to limit or affect any action or inaction by any Affiliate, officer, director or direct or indirect equityholder of any Avenue Party acting in his or her capacity as a director of Battery; provided, however, that this Article V shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

Section 5.2 Battery. Nothing herein shall be construed to limit or affect any action or inaction by (a) Battery in accordance with the terms of the Merger Agreement or (b) any Affiliate (excluding the Avenue Parties), officer, director or direct or indirect equity holder of Battery acting in his or her capacity as a director or officer of Battery; provided, however, that this Article V shall not relieve any such Person from any liability or obligation that he, she or it may have independently of this Agreement or as a consequence of any action or inaction by such Person.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense; provided, however, that Battery shall reimburse the Avenue Parties, collectively, for the reasonable and documented legal fees and expenses incurred in them connection with the negotiation of, and performance of the matters contemplated by, this Agreement.

Section 6.2 Termination. (a) Except as set forth in this Section 6.2, this Agreement (including without limitation the provisions of Section 2.1(a) and Article IV) shall automatically terminate upon the first to occur of (i) the closing of the Mergers, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the date that is fifteen (15) Business Days following the date on which the Battery Board effects a Board Recommendation Change pursuant to Section 6.1(e) of the Merger Agreement (unless such Board Recommendation Change has been rescinded or otherwise negated during such fifteen Business Day Period), (iv) the failure of the Battery Board to effect a Board Recommendation Change pursuant to Section 6.1(e) of the Merger Agreement during the fifteen (15) Business Day period immediately following the date on which the Special Committee recommends that the Board effect such a Board Recommendation Change, and (v) the close of business on August 12, 2010. In addition, the obligations of the Avenue Parties under this Agreement shall be automatically suspended prior to the termination of this Agreement during any period in which (x) the Battery Board has effected a Board Recommendation Change pursuant to Section 6.1(e) of the Merger Agreement and such Board Recommendation Change has not been rescinded or otherwise negated, or (y) the Special Committee has recommended that the Battery Board effect a Board Recommendation Change pursuant to Section 6.1(e) of the Merger Agreement, and such recommendation by the Special Committee has not been rescinded or otherwise negated.

(b) Notwithstanding the foregoing, (i) the provisions of this Article VI shall survive termination of this Agreement and the provisions of Section 2.2(a) and Article IV (solely with respect to the obligation of a transferee of an Avenue Party’s PIK Notes to agree to be bound by Section 2.2(a)) shall survive termination of this Agreement as a result of the closing of the Mergers, and (ii) all of the other representations and warranties in this Agreement shall terminate and be of no further force or effect on the closing date of the Mergers; provided, however, that no Party shall be relieved from any liability for breach of this Agreement by reason of any such termination; provided, further that the covenants and obligations of the parties that by their terms are intended to survive the closing date of the Mergers shall survive the closing date until performed.

Section 6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Battery any direct or indirect ownership or incidence of ownership of or with respect to any securities addressed herein. All rights, ownership and economic benefits of and relating to the securities addressed herein shall remain vested in and belong to the appropriate Avenue Party, and Battery shall not have any authority to direct the Avenue Parties in the voting or disposition of any of the securities addressed herein, as the case may be, except as otherwise provided herein.

Section 6.4 Waiver and Amendment; Remedies Cumulative. Subject to applicable Law, (a) any provision of this Agreement or any inaccuracies in the representations and warranties of any of the Parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the Parties here may be extended at any time prior to the consummation of the Mergers. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 6.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Parties. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Avenue Party:

Avenue Capital Group

535 Madison Avenue

New York, NY 10022

Attn: Mr. Michael Elkins

Fax: (212) 850-7506

with a copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Ira Dizengoff

Fax: (212) 872-1002

and

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Ave, NW

Washington, DC 20036

Attn: Russell W. Parks, Jr.

Fax: (202) 955-7631

If to Battery:

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, GA 30328

Attention: John T. Wilson, Esq.

Fax No.: (770) 829-6928

and with copies to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, GA 30309

Fax No.: (770) 853-8806

Attention:      Mark D. Kaufman, Esq.

                       David A. Zimmerman, Esq.

and

Jones Day

222 East 41st Street

New York, New York 10017

Fax No.: (212) 755-7306

Attention:      Robert A. Profusek, Esq.

                      Andrew M. Levine, Esq.

Section 6.6 Assignment. Except as expressly permitted herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 6.7 Governing Law. This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the Parties and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflict of laws to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 6.8 Interpretation. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference shall be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(h) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(j) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

Section 6.9 Consent to Jurisdiction. Each of the Parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 6.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject mater hereof, may not be enforced in or by such courts.

Section 6.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 6.12 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof (which subject matter shall not include any financial arrangements or understandings with respect to Battery’s Chapter 11 bankruptcy proceeding) and supersedes all prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies hereunder.

Section 6.13 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Party. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 6.14 Further Assurances. At any time or from time to time after the date hereof and prior to the termination of this Agreement, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as such other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

Section 6.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SPECTRUM BRANDS, INC.

By:	/s/ Kent J. Hussey
Name: Kent J. Hussey Title: Chief Executive Officer

AVENUE INTERNATIONAL MASTER, L.P.

By:	Avenue International Master GenPar, Ltd., its General Partner

By:	/s/ Sonia E. Gardner
Name: Sonia E. Gardner Title: Director

AVENUE INVESTMENTS, L.P.

By:	Avenue Partners, LLC its General Partner

By:	/s/ Sonia E. Gardner
Name: Sonia E. Gardner Title: Member

AVENUE SPECIAL SITUATIONS FUND V, L.P.

By:	Avenue Capital Partners V, LLC, its General Partner
By: GL Partners V, LLC its Managing Member

By:	/s/ Sonia E. Gardner
Name: Sonia E. Gardner Title: Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.

By:	Avenue Capital Partners IV, LLC its General Partner
By: GL Partners IV, LLC its Managing Member

By:	/s/ Sonia E. Gardner
Name: Sonia E. Gardner Title: Member

AVENUE-CDP GLOBAL OPPORTUNITIES FUND, L.P.

By:	Avenue Global Opportunities Fund GenPar, LLC, its General Partner

By:	/s/ Sonia E. Gardner
Name: Sonia E. Gardner Title: Member

SCHEDULE I

Avenue Entity	PIK Toggle Notes (US$)	Equity (shares)
Avenue Special Situations Fund V, L.P.	16,856,646	3,772,168
Avenue Special Situations Fund IV, L.P.	7,773,148	1,753,949
Avenue-CDP Global Opportunities Fund, L.P.	1,135,730	257,333
Avenue International Master, L.P.	2,871,497	650,628
Avenue Investments, L.P.	1,457,756	328,767

Total Avenue	30,094,777	6,762,845

Schedule 3.1(d)

Reimbursement arrangement with Battery with respect to legal fees incurred by the Avenue Parties in connection with Battery’s Chapter 11 bankruptcy proceeding.